Exhibit 10.37

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT executed on the ___ day of ________________________, 20___.

BETWEEN:

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.,
a corporation incorporated under the laws of Canada, and having an office at 9500 Glenlyon Parkway, Burnaby, British Columbia, V5J 0C6

(the “Company”)

AND:

●, ●

(the “Executive”)

WITNESSES THAT WHEREAS:

A.     The Executive is an executive of the Company and the Parent Company (as defined below) and is considered by the Board of Directors of the Parent Company (the “Board”) to be a vital employee with special skills and abilities, and is well-versed in knowledge of the Company’s business and the industry in which it is engaged;

B.     The Board recognizes that it is essential and in the best interests of the Company and its shareholders that the Company retain and encourage the Executive’s continuing service and dedication to his office and employment without distraction caused by the uncertainties, risks and potentially disturbing circumstances that could arise from a possible change in control of the Parent Company;

C.     The Board further believes that it is in the best interests of the Company and its shareholders, in the event of a change of control of the Parent Company, to maintain the cohesiveness of the Company’s senior management team so as to ensure a successful transition, maximize shareholder value and maintain the performance of the Company;

D.     The Board further believes that the service of the Executive to the Company requires that the Executive receive fair treatment in the event of a change in control of the Parent Company; and

E.     In order to induce the Executive to remain in the employ of the Company notwithstanding a possible change of control, the Company has agreed to provide to the Executive certain benefits in the event of a change of control.

NOW THEREFORE in consideration of the premises and the covenants herein contained on the part of the parties hereto and in consideration of the Executive continuing in office and in the employment of the Company, the Company and the Executive hereby covenant and agree as follows:

1.	Definitions

In this Agreement,

(a)	“Agreement” means this agreement as amended or supplemented in writing from time to time;

(b)	“Annual Base Salary” means the annual salary payable to the Executive by the Company from time to time, but excludes any bonuses and any director’s fees paid to the Executive by the Company;

(c)	“STI Bonus” means the annual at target short-term incentive bonus the Executive is eligible to earn under the Employment Agreement, in accordance with the short-term incentive bonus plan;

(d)	“Change of Control” means:

(i)	a Person, or group of Persons acting jointly or in concert, acquiring or accumulating beneficial ownership of more than 50% of the Voting Shares of the Parent Company;

(ii)	a Person, or Group of Persons acting jointly or in concert, holding at least 25% of the Voting Shares of the Parent Company and being able to change the composition of the Board of Directors by having the Person’s, or Group of Persons’, nominees elected as a majority of the Board of Directors of the Parent Company;

(iii)	the arm’s length sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Parent Company, over a period of one year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement; or

(iv)	a reorganization, merger or consolidation or sale or other disposition of substantially all the assets of the Company (a “Business Combination”), unless following such Business Combination the Parent Company beneficially owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

(e)	“Date of Termination” means the date when the Executive ceases to actively provide services to the Company, or the date when the Company instructs him to stop reporting to work;

(f)	“Employment Agreement” means the employment agreement between the Company and the Executive dated {DATE};

(g)	“Good Reason” means either:

(i)	Good Reason as defined in the Employment Agreement; or

(ii)	the failure of the Company to obtain from a successor to all or substantially all of the business or assets of the Parent Company, the successor’s agreement to continue to employ the Executive on substantially similar terms and conditions as contained in the Employment Agreement;

(h)	“Cause” has the meaning defined in the Employment Agreement.

(i)	“Parent Company” means Ritchie Bros. Auctioneers Incorporated.

(j)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(k)	“Voting Shares” means any securities of the Parent Company ordinarily carrying the right to vote at elections for directors of the Board, provided that if any such security at any time carries the right to cast more than one vote for the election of directors, such security will, when and so long as it carries such right, be considered for the purposes of this Agreement to constitute and be such number of securities of the Parent Company as is equal to the number of votes for the election of directors that may be cast by its holder.

2.	Scope of Agreement

(a)	The parties intend that this Agreement set out certain of their respective rights and obligations in certain circumstances upon or after Change of Control as set out in this Agreement.

(b)	This Agreement does not purport to provide for any other terms of the Executive’s employment with the Company or to contain the parties’ respective rights and obligations on the termination of the Executive’s employment with the Company in circumstances other than those upon or after Change of Control as set out in this Agreement.

(c)	Where there is any conflict between this Agreement and (i) the Employment Agreement, or (ii) a Company plan or policy relating to compensation or executive programs, the terms of this Agreement will prevail.

3.	Compensation Upon or After Change of Control

(a)	If the Executive’s employment with the Company is terminated (i) by the Company without Cause upon a Change of Control or within two years following a Change of Control; or (ii) by the Executive for Good Reason upon a Change of Control or within one (1) year following a Change of Control:

(i)	the Company will pay to the Executive a lump sum cash amount equal to the aggregate of:

A.	one and one-half (1.5) times Base Salary;

B.	one and one-half (1.5) times at-target STI Bonus;

C.	one and one-half (1.5) times the annual premium cost that would be incurred by the Company to continue to provide to the Executive all health, dental and life insurance benefits provided to the Executive immediately before the Date of Termination;

D.	the earned and unpaid Base Salary and vacation pay to the Date of Termination; and

E.	an amount calculated by dividing by 365 the Executive’s target bonus under the STI Bonus for the fiscal year in which the Date of Termination occurs, and multiplying that number by the number of days completed in the fiscal year as of the Date of Termination.

(ii)	the Executive will continue to have all rights under the Stock Option Plan of the Company adopted by the Board as of July 31, 1997 and amended and re-stated as of April 13, 2007 (the “Option Plan”), and under option agreements entered into in accordance with the Option Plan, with respect to options granted on or before the Date of Termination, as if the Executive’s employment had been terminated by the Company without cause; and

(iii)	the Executive will continue to have all rights held by the Executive pursuant to the Company’s Senior Executive Performance Share Unit Plan (the “Executive PSU Plan”) and Senior Executive Restricted Share Unit Plan (the “Executive RSU Plan”), and under any and all grant agreements representing performance share units and restricted share units granted under the Executive PSU Plan and Executive RSU Plan, respectively, granted on or before the Change of Control. Notwithstanding anything to the contrary contained in any grant agreements with respect to any performance share units and restricted share units granted to the Executive pursuant to the Company’s Employee Performance Share Unit Plan or Employee Restricted Share Unit Plan, all performance share units and restricted share units held by the Executive shall be deemed to have been granted pursuant to, and governed by, the terms of the Executive PSU Plan and Executive RSU Plan, as if all such performance share units and restricted share units had been initially granted pursuant to such Executive PSU Plan and Executive RSU Plan, respectively.

(b)	All amounts payable pursuant to this section 3 are subject to required statutory deductions and withholdings.

(c)	No such payment pursuant to this Section 3 shall be made unless the Executive signs within sixty (60) days of the Termination Date and does not revoke a full and general release (the “Release”) of any and all claims that the Executive has against the Company or its affiliates and such entities’ past and then current officers, directors, owners, managers, members, agents and employees relating to all matters, in form and substance satisfactory to the Company, provided, however, that the payment shall not occur prior to the effective date of the Release, provided further that if the maximum period during which Executive can consider and revoke the release begins in one calendar year and ends in another calendar year, then such payment shall not be made until the first payroll date occurring after the later of (A) the last day of the calendar year in which such period begins, and (B) the date on which the Release becomes effective.

4.	Binding on Successors

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in favour of the Executive and in form and substance satisfactory to the Executive, to expressly assume and agree to perform all the obligations of the Company under this Agreement that would be required to be observed or performed by the Company pursuant to section 3. As used in this Agreement, “Company” means the Company and any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement will enure to the benefit of and be enforceable by the Executive’s successors and legal representatives but otherwise it is not assignable by the Executive.

5.	No Obligation to Mitigate; No Other Agreement

(a)	The Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement, or any damages resulting from a failure of the Company to make any such payment or to provide any such benefit, by seeking other employment, taking early retirement, or otherwise, nor, except as expressly provided in this Agreement, will the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of taking early retirement, employment by another employer after termination or otherwise.

(b)	The Executive represents and warrants to the Company that the Executive has no agreement or understanding with the Company in respect of the subject matters of this Agreement, except as set out in this Agreement.

6.	Exhaustive Compensation

The Executive agrees with and acknowledges to the Company that the compensation provided for under section 3 of this Agreement is all the compensation payable by the Company to the Executive in relation to a Change of Control, or his termination from employment upon or subsequent to a Change of Control, under the circumstances provided for in this Agreement. The Executive further agrees and acknowledges that in the event of payment under section 3 of this Agreement, he will not be entitled to any termination payment under the Employment Agreement.

7.	Amendment and Waiver

No amendment or waiver of this Agreement will be binding unless executed in writing by the parties to be bound by this Agreement.

8.	Choice of Law

This Agreement will be governed and interpreted in accordance with the laws of the Province of British Columbia, which will be the proper law hereof. All disputes and claims will be referred to the Courts of the Province of British Columbia, which will have jurisdiction, but not exclusive jurisdiction, and each party hereby submits to the non-exclusive jurisdiction of such courts.

9.	Severability

If any section, subsection or other part of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalid or unenforceable section, subsection or part will be severable and severed from this Agreement, and the remainder of this Agreement will not be affected thereby but remain in full force and effect.

10.	Notices

Any notice or other communication required or permitted to be given hereunder must be in writing and given by facsimile or other means of electronic communication, or by hand-delivery, as hereinafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication or by hand delivery, will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. Notices and other communications will be addressed as follows:

(a)	if to the Executive:

●
●
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(b)	if to the Company:

9500 Glenlyon Parkway

Burnaby, British Columbia V5J 0C6

Attention: Corporate Secretary
Facsimile: (778) 331-5501

11.	Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement executed by the Company.

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

By:

Name:

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